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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Fibrocell Science, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fibrocell Science, Inc.
405 Eagleview Blvd.
Exton, Pennsylvania 19341
(484) 713-6000

To the Stockholders of Fibrocell Science, Inc.:

        You are cordially invited to attend the Annual Meeting of Stockholders of Fibrocell Science, Inc. on June 20, 2014. The Annual Meeting will begin at 8:30 a.m. local time at 405 Eagleview Blvd., Exton, Pennsylvania 19341.

        Information regarding each of the matters to be voted on at the Annual Meeting is contained in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. We urge you to read the proxy statement carefully. The proxy statement and proxy card are being mailed to all stockholders of record as of April 22, 2014.

        Because it is important that your shares be voted at the Annual Meeting, we urge you to complete, date and sign the enclosed proxy card and return it as promptly as possible in the accompanying envelope, whether or not you plan to attend in person. Even after returning your proxy, if you are a stockholder of record and do attend the meeting and wish to vote your shares in person, you still may do so.

        We look forward to seeing you on June 20, 2014.

Very truly yours,

FIBROCELL SCIENCE, INC.

By:	/s/ DAVID PERNOCK David Pernock Chairman of the Board and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials
for the Annual Shareholder Meeting to be Held on June 20, 2014:
Electronic Copies of the Proxy Statement and our 2013 Annual Report on
Form 10-K, as amended, are available at
 http://www.proxyvote.com

Fibrocell Science, Inc.
405 Eagleview Blvd.
Exton, Pennsylvania 19341
(484) 713-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 20, 2014

TO THE STOCKHOLDERS OF FIBROCELL SCIENCE, INC.:

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders of Fibrocell Science, Inc. (the "Company") will be held at 405 Eagleview Blvd., Exton, Pennsylvania 19341, on June 20, 2014 at 8:30 a.m., local time, for the following purposes, as described in the accompanying Proxy Statement:

  1.
  To elect two Board nominees to the Board of Directors of the Company, each to serve until the 2017 annual meeting of stockholders of the Company or until such person's successor is qualified and elected.

  2.
  To approve an amendment to the Company's 2009 Equity Incentive Plan to increase the number of shares of common stock authorized to be issued under the Plan from 2,600,000 to 5,600,000.

  3.
  To ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the year ending December 31, 2014.

  4.
  To transact any other business that is properly brought before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record of the Company at the close of business on April 22, 2014 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. A complete list of these stockholders will be open for the examination of any stockholder of record at the Company's principal executive offices located at 405 Eagleview Blvd., Exton, Pennsylvania 19341 for a period of ten days prior to the Annual Meeting. The list will also be available for the examination of any stockholder of record present at the Annual Meeting. The Annual Meeting may be adjourned or postponed from time to time without notice other than by announcement at the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,
FIBROCELL SCIENCE, INC.
/s/ DAVID PERNOCK David Pernock Chairman of the Board and Chief Executive Officer
Exton, Pennsylvania June 2, 2014

Page
WHY DID YOU SEND ME THIS PROXY STATEMENT?	1
WHAT PROPOSALS WILL BE ADDRESSED AT THE ANNUAL MEETING?	1
WHO MAY VOTE ON THESE PROPOSALS?	1
HOW MANY VOTES DO I HAVE?	1
WHY WOULD THE ANNUAL MEETING BE POSTPONED?	1
HOW DO I VOTE BY PROXY?	2
HOW DO I VOTE IN PERSON?	2
MAY I REVOKE MY PROXY?	2
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?	2
ARE THERE ANY RIGHTS OF APPRAISAL?	3
WHO BEARS THE COST OF SOLICITING PROXIES?	3
WHERE ARE FIBROCELL'S PRINCIPAL EXECUTIVE OFFICES?	3
HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT FIBROCELL?	3
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	4
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	5
INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS	6
GOVERNANCE OF THE COMPANY	8
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	19
RELATED PARTY TRANSACTIONS	26
PROPOSAL 1: ELECTION OF DIRECTORS	27
PROPOSAL 2: TO APPROVE AN AMENDMENT TO THE COMPANY'S EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN FROM 2,600,000 to 5,600,000 SHARES	28
PROPOSAL 3: TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	32
AUDIT COMMITTEE REPORT	33
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K	34
OTHER PROPOSED ACTION	34
STOCKHOLDER PROPOSALS AND SUBMISSIONS	34

i

FIBROCELL SCIENCE, INC.
PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 20, 2014

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

WHY DID YOU SEND ME THIS PROXY STATEMENT?

        This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Fibrocell Science, Inc., a Delaware corporation, for use at the Annual Meeting of Fibrocell stockholders to be held at 405 Eagleview Blvd., Exton, Pennsylvania 19341, on June 20, 2014 at 8:30 a.m., local time, and at any adjournments or postponements of the Annual Meeting. This proxy statement summarizes the information you need to make an informed vote on the proposals to be considered at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card using the envelope provided. The terms "Fibrocell," "Company," "we," or "our" refer to Fibrocell Science, Inc.

WHAT PROPOSALS WILL BE ADDRESSED AT THE ANNUAL MEETING?

        We will address the following proposals at the Annual Meeting:

  1.
  To elect two Board nominees to our Board of Directors, each to serve until the 2017 annual meeting of stockholders or until such person's successor is qualified and elected.

  2.
  To approve an amendment to our 2009 Equity Incentive Plan to increase the number of shares of common stock authorized to be issued under the Plan from 2,600,000 to 5,600,000.

  3.
  To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2014.

  4.
  To transact any other business that is properly brought before the Annual Meeting or any adjournment or postponement thereof.

WHO MAY VOTE ON THESE PROPOSALS?

        We will send this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about June 2, 2014 to all stockholders as of April 22, 2014 (the "Record Date"). Stockholders who owned shares of our common stock at the close of business on the Record Date are entitled to vote at the Annual Meeting in all matters properly brought before the Annual Meeting.

        On the Record Date, we had 40,856,815 shares of issued and outstanding common stock entitled to vote at the Annual Meeting.

HOW MANY VOTES DO I HAVE?

        Each share of common stock is entitled to one vote on each matter presented at the Annual Meeting. Cumulative voting is not permitted.

WHY WOULD THE ANNUAL MEETING BE POSTPONED?

        The Annual Meeting will be postponed if a quorum is not present on June 20, 2014. The presence in person or by proxy of at least a majority of our common stock outstanding as of the Record Date will constitute a quorum and is required to transact business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained.

        Abstentions and broker non-votes are treated as shares present or represented at the meeting, but are not counted as votes cast. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purposes of determining the existence of a quorum at the Annual Meeting.

HOW DO I VOTE BY PROXY?

        Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person.

        If you properly fill in your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:

  1.
  FOR the election of the Board's two nominees to our Board of Directors.

  2.
  FOR the approval of an amendment to our 2009 Equity Incentive Plan to increase the number of shares of common stock authorized to be issued under the Plan from 2,600,000 to 5,600,000.

  3.
  FOR ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2014.

        If any other matters are presented, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

HOW DO I VOTE IN PERSON?

        If you plan to attend the Annual Meeting and vote in person on June 20, 2014, or at a later date if the meeting is adjourned or postponed, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a power of attorney executed by the broker, bank or other nominee that owns the shares of record for your benefit and authorizing you to vote the shares.

MAY I REVOKE MY PROXY?

        If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in three ways:

  1.
  You may send in another proxy with a later date.

  2.
  You may notify us in writing (or if the stockholder is a corporation, under its corporate seal, by an officer or attorney of the corporation) at our principal executive offices before the Annual Meeting that you are revoking your proxy.

  3.
  You may vote in person at the Annual Meeting.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

  Proposal 1: Election of Directors.

        A plurality of the eligible votes cast is required to elect director nominees, and as such, the two nominees who receive the greatest number of votes cast by stockholders, entitled to vote at the meeting, will be elected. A nominee who receives a plurality means he or she has received more votes than any other nominee for the same director's seat. Broker non-votes will have no effect on this proposal.

  Proposal 2: Approval of an Amendment to the Company's 2009 Equity Incentive Plan.

        The approval of Proposal 2 requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Broker non-votes will not be taken into account in determining the outcome of the proposal, and abstentions will be counted as votes against the proposal.

  Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm.

        The approval of Proposal 3 requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Broker non-votes will not be taken into account in determining the outcome of the proposal, and abstentions will be counted as votes against the proposal.

        If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares in its discretion on "routine matters." However, absent your instructions, the record holder will not be permitted to vote your shares on a non-routine matter, which are referred to as "broker non-votes," properly brought before the meeting. Broker non-votes (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that proposal, but will be counted in determining whether there is a quorum present.

ARE THERE ANY RIGHTS OF APPRAISAL?

        The Board of Directors is not proposing any action for which the laws of the State of Delaware, our certificate of incorporation or our bylaws provide a right of a stockholder to obtain appraisal of or payment for such stockholder's shares.

WHO BEARS THE COST OF SOLICITING PROXIES?

        We will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution.

WHERE ARE FIBROCELL'S PRINCIPAL EXECUTIVE OFFICES?

        The principal executive offices of Fibrocell are located at 405 Eagleview Blvd., Exton, Pennsylvania 19341 and our telephone number is (484) 713-6000.

HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT FIBROCELL?

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which requires that we file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, including Fibrocell, that file electronically with the SEC. The SEC's website address is www.sec.gov. In addition, our filings may be inspected and copied at the public reference facilities of the SEC located at 100 F Street, N.E. Washington, DC 20549.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows, as of the Record Date, the securities owned by each director, nominee, and named executive officer, as well as all persons we know to be beneficial owners of five percent or more of our common stock (reflecting the occurrence of a 1-for-25 reverse split of our common stock that occurred on April 30, 2013):

Name of Beneficial Owner	Common stock Beneficially Owned(1)		Percent of Class(2)
David Pernock	381,750	(3)	*
Kelvin Moore	36,000	(4)	*
Marc Mazur	44,000	(5)	*
Marcus Smith	20,000	(4)	*
Julian Kirk	20,000	(4)	*
Christine St.Clare	20,000	(4)	*
Douglas J. Swirsky	20,000	(4)	*
Gregory Weaver	10,000	(6)	*
John Maslowski	23,415	(7)	*
Laura Campbell	40,350	(8)	*
Karen Donhauser	10,775	(4)	*
Declan Daly	114,600	(9)	*
All Executive Officers and Directors as a Group (11 persons)	626,290		1.5%
Five percent or more of stockholders
Randal J. Kirk(10)	15,244,427		37.3%
FMR LLC(11)	3,606,440		8.8%
Jennison Associates LLC(12)	2,942,985		7.2%
Prudential Financial, Inc.(13)	2,944,285		7.2%

*
Represents less than 1% of the outstanding shares of the Company's common stock.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Unless otherwise noted, all listed shares of common stock are owned of record by each person or entity named as beneficial owner and that person or entity has sole voting and dispositive power with respect to the shares of common stock owned by each of them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the Record Date are considered outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person.

(2)
Based upon 40,856,815 shares of common stock outstanding as of April 22, 2014.

(3)
Includes options to purchase 371,750 shares of common stock.

(4)
The share amounts set forth in the table consist solely of shares underlying one or more outstanding options to purchase our common stock.

(5)
Includes options and warrants to purchase an aggregate of 40,000 shares of our common stock.

(6)
Consists solely of 10,000 shares of our common stock.

(7)
Includes options and warrants to purchase an aggregate of 22,935 shares of our common stock.

(8)
Includes options and warrants to purchase an aggregate of 35,550 shares of our common stock.

(9)
Includes options to purchase an aggregate of 90,600 shares of our common stock. Mr. Daly resigned in June 2013, but continued to provide us with transition services until November 2013.

(10)
Consists of 9,219,512 shares held by NRM VII Holdings I, LLC ("NRM VII Holdings") and 6,024,915 shares held by Intrexon Corporation (NYSE:XON). NRM VII Holdings is managed by an affiliate that is managed by Third Security, LLC, a Virginia limited liability company that is managed by Mr. Kirk. Mr. Kirk could be deemed to have indirect beneficial ownership of the shares of Common Stock directly beneficially owned by NRM VII Holdings and Intrexon.

(11)
Based on the Schedule 13G filed by FMR LLC on February 14, 2014, Fidelity SelectCo, LLC ("SelectCo"), 1225 17th Street, Suite, 1100, Denver, Colorado 80202, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,606,440 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the "SelectCo Funds"). Edward C. Johnson 3d and FMR LLC, through its control of SelectCo, and the SelectCo Funds each has sole power to dispose of the 3,606,440 owned by the SelectCo Funds. The ownership of one investment company, Fidelity Select Biotechnology Portfolio, amounted to 3,326,640 shares. Fidelity Select Biotechnology Portfolio has its principal business office at 245 Summer Street, Boston, Massachusetts 02210. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(12)
Based on the Schedule 13G filed by Jennison Associates LLC ("Jennison") on February 14, 2014, Jennison furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients ("Managed Portfolios"). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares of Fibrocell common stock held by such Managed Portfolios. Prudential Financial, Inc. ("Prudential") indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the Fibrocell common stock held by the Managed Portfolios. Jennison has sole voting power with respect to the shares listed in the table and shared power to dispose of the shares listed in the table. The address for Jennison Associates LLC is 466 Lexington Avenue, New York, New York 10017.

(13)
Based on the Schedule 13G filed by Prudential on February 14, 2014, Prudential has shared voting and dispositive power with respect to 2,942,985 shares of the common stock held by Jennison and sole voting and dispositive power with respect to 1,300 shares of the common stock held by Quantitative Management Associates LLC. Prudential is a Parent Holding Company and the indirect parent of Jennison and Quantitative Management Associates LLC., who are the beneficial owners of the foregoing securities. The address for Prudential Financial, Inc. is 751 Broad Street, Newark, New Jersey 07102-3777.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Officers, directors, and greater-than-ten-percent stockholders are required by the SEC's regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely upon a review of the Section 16(a) forms furnished to us during the most recent fiscal year, we believe that all such forms required to be filed were timely filed, by the officers, directors, and security holders required to file the forms during the fiscal year ended December 31, 2013.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

        The following table sets forth the names and ages of all of our directors and executive officers as of April 22, 2014. Our officers are appointed by, and serve at the pleasure of, the Board of Directors.

Name	Title	Age
David Pernock	Chairman of the Board and Chief Executive Officer	59
Gregory Weaver	Chief Financial Officer, Senior Vice President, Treasurer and Corporate Secretary	58
Kelvin Moore	Director	65
Marc Mazur	Director	55
Marcus Smith	Director	59
Julian Kirk	Director	40
Christine St.Clare	Director	63
Douglas J. Swirsky	Director	44

        Biographical information with respect to our directors and executive officers is provided below.

        David Pernock.    Mr. Pernock has served as Chairman of the Board of Fibrocell since September 2009 and as our Chief Executive Officer since February 2010. From December 1993 until November 2009, Mr. Pernock held various positions at GlaxoSmithKline, eventually serving as Senior Vice President of Pharmaceuticals, Vaccines (Biologics), Oncology, Acute Care, and HIV Divisions. From May 2009 until February 2011, Mr. Pernock served as a director of Martek Biosciences Corporation. Mr. Pernock holds a B.S. in Business Administration from Arizona State University. Our Board of Directors concluded that Mr. Pernock should serve as a director of Fibrocell because in his current role as Chief Executive Officer, Mr. Pernock has played a vital role in managing our business and he possesses knowledge about our short- and long-term strategic perspectives. Mr. Pernock serves as a conduit between the Board of Directors and management while overseeing management's efforts to realize the Board's strategic goals.

        Gregory Weaver.    Mr. Weaver has served as Chief Financial Officer, Senior Vice President, Treasurer and Corporate Secretary of our company since September 2013. From June 2011 to July 2013, Mr. Weaver served as senior vice president and chief financial officer of Celsion Corporation, a public biotechnology company, and was a director and chairman of the audit committee of Celsion's Board of Directors from 2005 to 2011. From February 2009 to September 2010, Mr. Weaver served as senior vice president and chief financial officer of Poniard Pharmaceuticals, a public oncology drug development company. From February 2007 to February 2009, Mr. Weaver served as chief financial officer of Talyst, Inc., a private pharmacy information product company. In 2006 and 2007, he served as senior vice president and chief financial officer of Sirna Therapeutics, a public RNA therapeutics company until it was acquired by Merck & Co., Inc. in December 2006. From 2002 to 2005, Mr. Weaver was chief financial officer of Nastech Pharmaceuticals, a public drug delivery company. From 1999 to 2002, Mr. Weaver was chief financial officer of Ilex Oncology Inc., a public oncology drug development company, and from 1996 to 1999, he was chief financial officer of Prism Technologies, a privately-held medical device company. Prior to that, Mr. Weaver held increasingly senior positions with Fidelity Capital and Arthur Andersen LLP. Mr. Weaver currently serves as a director of Atossa Genetics, Inc., a public diagnostics company, and serves on the board of directors and as chairman of the audit committee of Egalet Corporation, a public specialty pharmaceutical company. Mr. Weaver also served as a director and chairman of the audit committee of SCOLR Pharmaceuticals, a public drug delivery company, from 2007 to 2009. Mr. Weaver received an M.B.A. from Boston College and a B.S. in accounting from Trinity University.

        Kelvin Moore.    Mr. Moore has served as a director of Fibrocell since September 2009. He has 30 years of experience in a wide range of roles within the banking industry. From March 2009 to late 2010, Mr. Moore served as the consultant sales director for the UK based Seaborne Group developing their business in building constructions from converting shipping sea containers. From July 2008 to September 2010, Mr. Moore was a director of Acorn Cultural Developments Limited which is developing a social networking site. Between June 2004 and May 2008, Mr. Moore was a senior advisor with Exit Strategy Planning dealing with the sale of businesses. Currently, he runs his own consulting business providing expertise and mentoring to owners of SMEs. Mr. Moore holds a London University Degree in Geography and Pure Mathematics. Our Board of Directors concluded that Mr. Moore should serve as a director of Fibrocell because of his extensive experience as both a consultant and operating executive, as well as his experience in the banking industry and familiarity with corporate governance and strategic business development and delivery and human resources.

        Marc B. Mazur.    Mr. Mazur has served as a director of Fibrocell since April 2010. Mr. Mazur currently also serves as an advisor to Brightwood Capital Advisors, a one billion dollar investment fund, and is a member of the board of directors at Brevan Howard, Inc., a global macro hedge fund. From October 2006 until December 2009, Mr. Mazur served as the CEO of Brevan Howard U.S. Asset Management, the U.S. arm of London-based Brevan Howard. In 2001, Mr. Mazur founded Ambassador Capital Group, a privately held investment and advisory entity providing capital, business development and strategic planning advice to companies in the healthcare, financial services and real estate fields. Mr. Mazur received his B.A. in political science from Columbia University in 1981 and a J.D. from Villanova University in 1984. Our Board of Directors concluded that Mr. Mazur should serve as a director of Fibrocell because of his senior executive level experience in finance, healthcare consulting and business strategy, as well as his previous public and private board experience.

        Marcus Smith.    Mr. Smith has served as a director of our company since October 2012. Mr. Smith joined Third Security, LLC upon its inception and has since been principally responsible for legal matters and transaction execution. From August 1996 to April 2004, Mr. Smith served as Senior Vice President, General Counsel, Secretary and member of the Board of Directors of New River Pharmaceuticals Inc. Mr. Smith received his B.B.A. and his J.D. from the University of Georgia. Our board of directors concluded that Mr. Smith should serve as a director of our company because of his extensive experience in the life sciences and health care fields having served at New River Pharmaceuticals and having an active role as the general counsel at Third Security.

        Julian P. Kirk.    Mr. Kirk has served as a director of our company since October 2012. Mr. Kirk is a Managing Director of Third Security, LLC, where he has worked since the firm's inception with several portfolio companies of its managed investment funds. He is also involved with the oversight of Third Security, LLC's internal operations. Mr. Kirk has been a member of the Board of Directors of AmpliPhi Biosciences Corporation (OTC: APHB) since June 2013. Since August 2010, he has served on the board of the New River Valley Economic Development Alliance. From October 2006 until December 2011, he served as a member of the Board of Directors of IntelliMat, Inc. and as Co-Chairman of the Board between September 2008 and December 2011. From September 2005 until December 2011, Mr. Kirk served as President of Harvest Pharmaceuticals Inc. Mr. Kirk also served as Chairman of the Board of Managers of ECDS, LLC from June 2008 until March 2010. Mr. Kirk graduated as an Echols Scholar from the University of Virginia. Our board of directors concluded that Mr. Kirk should serve as a director of our company because of his extensive operating and board experience, his experience as the president of Harvest Pharmaceuticals, as well as his responsibilities at Third Security, LLC encompassing corporate oversight of internal operations.

        Christine St.Clare.    Ms. St.Clare has served as a director of our company since February 2013. Ms. St.Clare recently completed a 35-year career with KPMG where she served a four-year term on the firm's Board of Directors and chaired the board's Audit and Finance Committee. As an Audit Partner, she served as the Engagement Partner for some of KPMG's largest clients. She then assumed the position as an Advisory Partner for the firm's Advisory Practice focusing on the Internal Audit, Risk and Compliance Practice. Concurrently, she was the Partner-in-Charge of the Southeast Consumer Markets practice. She currently serves on the board of directors of Polymer Group, Inc. and serves as the Chair of the audit committee. She also serves on advisory boards of Houlihan Lokey, a midsize global, advisory-focused investment bank, Women Corporate Directors, and Emory University's Goizueta Business School. Our Board of Directors concluded that Ms. St.Clare should serve as a director of Fibrocell because of her deep and broad level of expertise in financial accounting and reporting matters as a former audit partner at KPMG.

        Douglas J. Swirsky.    Mr. Swirsky has served as a director of our company since March 2013. Since 2013, Mr. Swirsky has served as President and Chief Executive Officer of GenVec, Inc. and also serves as GenVec's principal financial officer. From 2006 through 2013, Mr. Swirsky served as Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary of GenVec, Inc. Prior to joining GenVec, Inc. in September 2006, Mr. Swirsky was with Stifel Nicolaus where he served as a Managing Director and the Head of Life Sciences Investment Banking. Mr. Swirsky previously held investment banking positions at UBS, PaineWebber, Morgan Stanley, and Legg Mason. His experience also includes positions in public accounting and consulting. He received his B.S. in Business Administration from Boston University and his M.B.A. from the Kellogg School of Management at Northwestern University. Mr. Swirsky is a Certified Public Accountant and a CFA charterholder. Mr. Swirsky served as a member of the Board of Directors of PolyMedix, Inc. until March 2013. Our Board of Directors concluded that Mr. Swirsky should serve as a director of Fibrocell because of his distinguished career in financial services and corporate management, including his investment banking experience and his role as the principal executive officer and principal financial officer of GenVec, a publicly traded company.

        No director is related to any other director or executive officer of our company or our subsidiaries, and, there are no arrangements or understandings between a director and any other person pursuant to which such person was elected as director, except for Messrs. Smith and Kirk who were appointed to our Board of Directors as a condition to the closing of a financing transaction we completed in October 2012.

GOVERNANCE OF THE COMPANY

Our Board of Directors

        Our Board of Directors oversees the business affairs of Fibrocell and monitors the performance of management. Pursuant to our Bylaws, the Board of Directors shall consist of no less than three and no more than eleven members.

        Members of the Board of Directors discussed various business matters informally on numerous occasions throughout the year 2013. The Board held 17 meetings during 2013. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and committee meetings of which such director was a member (held during the period for which such director was in office).

Director Independence

        Our Board is subject to the independence requirements set forth by the NYSE MKT and has reviewed the independence of its directors under such requirements. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and Fibrocell and its subsidiaries and affiliates. The purpose of this review was to determine whether relationships or transactions existed that were inconsistent with a determination that the director is independent. As a result of this review, our Board determined Ms. St.Clare and Messrs. Moore, Mazur and Swirsky are independent directors under the NYSE MKT listing standards.

Board Committees

        In March 2013, we established a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. Our Board of Directors has adopted and approved a charter for each of these standing committees. The charters, which include the functions and responsibilities of each of the committees, can be found in the "Investors & Media—Corporate Governance" section on our web site at www.fibrocellscience.com.

        Audit Committee.    The members of the Audit Committee are Christine St.Clare (Chairperson), Douglas J. Swirsky and Marc Mazur. Each member of the Audit Committee is independent as defined by NYSE MKT listing standards. In addition, each member of the Audit Committee satisfies the additional requirements of the SEC and NYSE MKT for audit committee membership, including the additional independence requirements and the financial literacy requirements. The Board has determined that at least two members of the Audit Committee, Ms. St.Clare and Mr. Swirsky, are "audit committee financial experts" as defined in the SEC's rules and regulations. The primary purpose of the Audit Committee is to oversee the quality and integrity of our accounting and financial reporting processes and the audit of our financial statements. The Audit Committee is responsible for selecting, compensating, overseeing and terminating the selection of our independent registered public accounting firm.

        Nominating and Corporate Governance Committee.    The members of the Nominating and Corporate Governance Committee are Marc Mazur (Chairperson), Douglas J. Swirsky and Christine St.Clare. Each member of the Nominating and Corporate Governance Committee is independent as defined by NYSE MKT listing standards. The primary functions and responsibilities of the Nominating and Corporate Governance Committee are to: (a) determine the qualifications, qualities, skills, and other expertise required to be a director; (b) identify and screen individuals qualified to become members of the Board; (c) make recommendations to the Board regarding the selection and approval of the nominees for director; and (d) review and assess the adequacy of our corporate governance policies and procedures.

        Compensation Committee.    The members of the Compensation Committee are Kelvin Moore (Chairperson), Douglas J. Swirsky and Marc Mazur. Each member of the Compensation Committee is independent as defined by NYSE MKT listing standards.

        The Compensation Committee is responsible for, among other things, reviewing and making recommendations to the Board of Directors with respect to the annual compensation for our Chief Executive Officer. The Compensation Committee also is responsible for reviewing and approving the annual compensation and benefits for our other executive officers. The Compensation Committee also, among other things, reviews compensation of the Board, reviews and makes recommendations on all new executive compensation programs that are proposed for adoption, and administers the Company's equity incentive plans. The Compensation Committee is responsible for reviewing director compensation for service on the Board and Board committees at least once a year and to recommend any changes to the Board.

        The Compensation Committee's charter permits it to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee may, from time to time, retain and receive advice from compensation consultants. During 2013, the Compensation Committee retained Radford as its compensation consultant to assist in evaluating the compensation programs for 2013. For more information about the Compensation Committee's utilization of Radford, please see the "Compensation Discussion and Analysis" below.

        Our Chief Executive Officer reviews the performance of our other executive officers (other than himself) and, based on that review, our Chief Executive Officer makes recommendations to the Compensation Committee about the compensation of executive officers (other than himself). Our Chief Executive Officer does not participate in any deliberations or approvals by the Board or the Compensation Committee with respect to his own compensation.

Board Member Attendance at Annual Meetings

        We do not have a formal policy regarding Board attendance at our annual meetings. Each of our directors attended our 2013 annual meeting.

Board Leadership Structure and Role in Risk Oversight

        David Pernock serves as both our Chief Executive Officer and Chairman of the Board. Our Board of Directors has no policy with regard to the separation of the offices of Chairman of the Board and Chief Executive Officer, and believes, given the size of our company, it is appropriate for Mr. Pernock to serve in both roles. During 2013, the Board of Directors appointed an independent director, Kelvin Moore, to serve as its Lead Independent Director.

        Our management is responsible for managing risks in our business, including developing processes to manage and monitor risks. The Board views its role as one of oversight. The Board focuses on understanding management's risk management systems, the effectiveness of those systems, and the way in which management proactively manages risks. In addition, the Board utilizes the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee to manage risks that arise under each committee's area of focus.

Nomination of Director Candidates

        We receive suggestions for potential director nominees from many sources, including members of the Board, advisors, and stockholders. Any such nominations, together with appropriate biographical information, should be submitted to the Chairperson of the Nominating and Corporate Governance Committee in the manner discussed below. Any candidates submitted by a stockholder or stockholder group are reviewed and considered in the same manner as all other candidates.

        Qualifications for consideration as a Board nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Company, experience on other boards of directors, preferably public company boards, and time available for meetings and consultation on Company matters. Our Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director candidates, but seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and our stockholders. Candidates whose evaluations are favorable are recommended by our Nominating and Corporate Governance Committee to the full Board for consideration. The full Board selects and recommends candidates for nomination as directors for stockholders to consider and vote upon at the annual meeting.

        A stockholder wishing to nominate a candidate for election to our Board of Directors at any annual meeting at which the Board of Directors has determined that one or more directors will be elected must submit a written notice of his or her nomination of a candidate to the Chairperson of the Nominating and Corporate Governance Committee (c/o the Corporate Secretary), providing the candidates name, biographical data and other relevant information together with a consent from the nominee. Pursuant to our Bylaws, the submission must be received at our principal executive offices 120 days prior to the anniversary date of the mailing date of our previous year's proxy statement so as to permit the Board of Directors time to evaluate the qualifications of the nominee.

        We have not employed an executive search firm, or paid a fee to any other third party, to locate qualified candidates for director positions.

Stockholder Communications with Directors

        Persons wishing to write to the Board of Directors of Fibrocell, or to a specified director or committee of the Board, should send correspondence to the Corporate Secretary at 405 Eagleview Blvd., Exton, Pennsylvania 19341. Electronic submissions of stockholder correspondence will not be accepted.

        The Corporate Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the stockholders, to the functioning of the Board or to the affairs of Fibrocell. Any correspondence received that is addressed generically to the Board of Directors will be forwarded to the Chairman of the Board.

Code of Ethics

        We have adopted a written code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller and any persons performing similar functions. The code of ethics is on the "Investors & Media—Corporate Governance" section of our web site at www.fibrocellscience.com.We intend to disclose any future amendments to, or waivers from, the code of ethics within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the SEC.

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis (or CD&A) provides an overview and analysis of the compensation philosophy of our company, the roles and responsibilities of our Compensation Committee, our CEO, and our compensation plans and agreements. This analysis focuses on the compensation paid to our "named executive officers," which is a defined term generally encompassing all persons that served as our principal executive officer or principal financial officer at any time during our last fiscal year, as well as certain other highly paid executive officers and key personnel serving in such positions at the end of the fiscal year. For 2013, our named executive officers consisted of the following officers:

  •
  David Pernock, our Chairman of the Board and Chief Executive Officer.

  •
  Gregory Weaver, our Chief Financial Officer, Senior Vice President, Treasurer and Corporate Secretary. Mr. Weaver joined us in September 2013.

  •
  Declan Daly, our former Chief Financial Officer and Chief Operating Officer. Mr. Daly resigned in June 2013, but continued to provide us with transition services until November 2013.

  •
  John Maslowski, our Vice President of Scientific Affairs.

  •
  Laura Campbell, our Vice President of Human Resources and Business Process.

  •
  Karen Donhauser, our Vice President of Quality.

General Executive Compensation Philosophy

        Our general executive compensation philosophy has been established by the Compensation Committee of our board of directors, which acts pursuant to authority delegated to it by the board of directors. Our Compensation Committee is comprised solely of independent directors as defined by the NYSE MKT and non-employee directors as defined by Rule 16b-3 under the Exchange Act.

        We adhere to the following compensation policies, which are designed to support the achievement of our business strategies:

  •
  Our executive compensation program should strengthen the relationship between compensation, both cash and equity-based, and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified corporate, business unit and individual performance goals.

  •
  A portion of each executive's total compensation should be comprised of long-term, at-risk compensation to focus management on the long-term interests of shareholders.

  •
  An appropriately balanced mix of at-risk incentive cash and equity-based compensation aligns the interests of our executives with that of our shareholders. The equity-based component promotes a continuing focus on building profitability and shareholder value.

  •
  Total compensation should enhance our ability to attract, retain, motivate and develop knowledgeable and experienced executives upon whom, in large part, our successful operation and management depends.

        We compensate our executive management through a combination of salaries, merit based cash performance awards and long-term equity compensation that is designed to be competitive with comparable companies within the biotechnology industry. Our executive compensation program is structured to align management's incentives with the long-term interests of our shareholders, and to maximize profitability and shareholder value.

Advisory Vote on Executive Compensation

        We conducted our first advisory vote on executive compensation at our 2013 Annual Meeting of Stockholders. While these votes were not binding on us, our board of directors or our Compensation Committee, our board of directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our named executive officers in the future, we will consider our stockholders' concerns and our board of directors and Compensation Committee will evaluate whether any actions are necessary to address those concerns.

        At our 2013 Annual Meeting of Stockholders, approximately 84% of the votes cast on the advisory vote on executive compensation proposal were in favor of our named executive officer compensation as disclosed in the proxy statement. Our board of directors and Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation policies and decisions were necessary based on the vote results.

        We have determined that our stockholders should vote on a say-on-pay proposal every three years, consistent with the preference expressed by our stockholders at our 2013 Annual Meeting of Stockholders, at which approximately 77% of the votes cast were in favor of a three year vote.

Executive Compensation Process

  Role of Our Compensation Committee and Our CEO

        In order to determine compensation for our named executive officers, our Compensation Committee reviews competitive information on executive compensation practices from our peer companies as well as an assessment of overall corporate performance and individual performance. In addition, our CEO provides a performance review and compensation recommendation for each named executive officer, other than himself. Our CEO does not submit an assessment of his own performance, does not present a recommendation on his own compensation, and does not participate in the portion of the meeting where his compensation is determined. Our Compensation Committee recommends the CEO's compensation to the Board of Directors for approval. With respect to our other named executive officers, our Compensation Committee approves the compensation for such executive officers.

  Role of the Compensation Committee's Independent Consultant

        During 2013, our Compensation Committee retained Radford, an Aon Hewitt Consulting Company, to review its executive compensation program and to provide them with independent compensation data and analysis. Radford reports directly and exclusively to the Compensation Committee. During 2013, we paid approximately $40,000 in fees to Radford for its services to our Compensation Committee.

        During 2013, in addition to the consulting services Radford provided our Compensation Committee, Aon Risk Services, an affiliate of Radford, was retained by us for various insurance-related consulting services, and Radford Surveys, an affiliate of Radford, was retained by us for various compensation surveys. During 2013, the aggregate cost of the foregoing services and surveys was $72,942.

        Our Compensation Committee analyzed whether the work of Radford as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (1) the provision of other services to us by Radford; (2) the amount of fees received from us by Radford, as a percentage of the total revenue of Radford; (3) Radford's policies and procedures that are designed to prevent conflicts of interest; (4) any business or personal relationship of Radford or the individual advisors employed by Radford with a member of the Compensation Committee or any executive officer; and (5) any stock owned by Radford or the individual advisors employed by Radford. Our Compensation Committee determined, based on its analysis of the above factors, that the work of Radford and the individual compensation advisors employed by Radford as compensation consultants has not created any conflict of interest and the Compensation Committee is satisfied with the independence of Radford. Going forward, the Compensation Committee intends to assess the independence of any of our compensation advisers by reference to the foregoing factors, consistent with applicable NYSE MKT listing standards.

        In July 2013, Radford provided our Compensation Committee with an assessment of our compensation program against competitive market data. To determine competitive market compensation, broad biotechnology survey data was, where appropriate, blended equally with public peer group data. Specific information about our peer group is discussed below. During 2013, our Compensation Committee utilized Radford's services to review the compensation of our officers. In addition, our Compensation Committee utilized Radford's services to review the compensatory terms included in the employment agreements we entered into with our CEO and CFO during 2013.

  Use of Market Compensation Data

        In making compensation decisions, our Compensation Committee reviewed market compensation data from Radford. To determine competitive market compensation, Radford blended equally data from the Radford Global Life Sciences Survey, which includes public biotechnology / pharmaceutical companies with less than 150 employees and less than $400 million in market value, with, where available and appropriate, the following public peer group:

AcelRx Pharmaceuticals	Cytokinetics	NeoStem
Agenus	Cytomedix	Neuralstem
Anika Therapeutics	Cytori Therapeutics	OncoGenex Pharmaceuticals
Athersys	Discovery Laboratories	Oragenics
AxoGen	GTx	Osiris Therapeutics
BioTime	IGI Laboratories	StemCells
Curis	KYTHERA Biopharmaceuticals	ZIOPHARM Oncology

        Our Compensation Committee has adopted a compensation philosophy of targeting our executive compensation to the 50th percentile of executive compensation of our peer group. Executive compensation may be above or below the 50th percentile based on an executive's experience, scope of position, individual performance and company constraints. Our Compensation Committee focuses on reviewing information for the 50th percentile because of its view, which is consistent with Radford's advice, that maintaining competitive levels of compensation to attract and, more importantly, retain our executive officers is best achieved when compensation opportunities are consistent with the 50th percentile. In practice, our Compensation Committee has in the past and may in the future set a particular component above or below the 50th percentile based on various factors discussed in this CD&A. Additionally, actual compensation realized under our merit based cash performance awards and long-term equity compensation plans could ultimately vary from the 50th percentile depending on performance.

Components of Our Executive Compensation Program

        We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation or between cash and non-cash compensation. Instead, our Compensation Committee, after reviewing information provided by Radford, determines subjectively what it believes to be the appropriate level and mix of the various compensation components.

        The primary elements of our executive compensation program are:

  •
  base salary;

  •
  merit based cash performance awards; and

  •
  equity-based awards.

  Base Salaries

        Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. When establishing base salaries, our Compensation Committee considers various data regarding the base salaries of executive officers in comparable positions at other biotechnology companies. Our Compensation Committee also considers the individual experience level and actual performance of each executive officer in light of our needs and objectives.

        Base salaries for our named executive officers are reviewed at least annually by our Compensation Committee, and may be adjusted to realign salaries with market levels after taking into account individual responsibilities, performance and experience, subject to minimum salary requirements set forth in employment agreements with respect to our CEO and CFO. Base salaries may be increased for merit reasons based on the executive's success in meeting or exceeding individual performance objectives as well as our combined success in meeting corporate goals, including research and clinical milestones. An executive's base salary is also evaluated by reviewing the executive's other compensation components to ensure that the executive's total compensation is in line with our overall compensation philosophy as discussed above.

        The following were the annual base salary amounts paid to our named executive officers for fiscal year 2013:

Name	Title	Annual Base Salary
David Pernock	Chairman of the Board and Chief Executive Officer	$454,769
Gregory Weaver	Chief Financial Officer, Senior Vice President, Treasurer and Corporate Secretary	$96,923
Declan Daly	Former Chief Financial Officer and Chief Operating Officer	$226,154
John Maslowski	Vice President of Scientific Affairs	$188,000
Laura Campbell	Vice President of Human Resources and Business Process	$199,423
Karen Donhauser	Vice President of Quality	$148,846

        For Mr. Pernock, the above base salary for fiscal year 2013 reflects an annualized salary of $450,000 through November 15, 2013, which was identical to his base salary for fiscal years 2010, 2011 and 2012, and a base salary of $490,000 from November 15, 2013 through the end of the fiscal year. On November 15, 2013, we entered into a new employment agreement with Mr. Pernock that provided for an annualized base salary of $490,000.

        Effective September 2013, we entered into an employment agreement with Mr. Weaver with an annual base salary of $300,000, and the above base salary represents salary received during 2013.

  Merit Based Cash Performance Awards

        Each year, our named executive officers have the opportunity to receive merit based cash performance awards. Participants are eligible to receive a target payment that is expressed as a percentage of the officer's base salary and that is based on the performance of Fibrocell and each named executive officer's overall individual performance (with the exception of the CEO, as his awards are based solely on company-wide performance and not individual performance).

        Although Messrs. Pernock and Daly were eligible for annual cash performance awards during 2013 pursuant to their individual employment agreements, they and our Compensation Committee agreed to forego any cash performance awards for 2013 due to the financial condition of our company at the time 2013 performance award criteria would have been established. In addition, pursuant to Mr. Weaver's employment agreement entered into in September 2013, fiscal year 2014 will be the first year in which he will be eligible to receive a cash performance award.

  Long-term Equity Based Awards

        In keeping with our philosophy of providing a total compensation package that favors at-risk components of pay, long-term incentives comprise a significant component of our executives' total compensation package. These incentives are designed to motivate and reward executives for maximizing shareholder value and encourage the long-term employment of key employees.

        We view stock options as our primary long-term compensation vehicle for our executive officers. Stock options are granted at the prevailing market price on the date of grant and will have value only if our stock price increases. Grants of stock options generally are based upon our performance, the level of the executive's position, and an evaluation of the executive's past and expected future performance. Our Compensation Committee grants stock options periodically, but not necessarily on an annual basis.

        The following table summarizes the stock options awarded to the named executive officers in 2013:

Name	Title	Stock Option Awards
David Pernock	Chairman of the Board and Chief Executive Officer	975,000
Gregory Weaver	Chief Financial Officer, Senior Vice President, Treasurer and Corporate Secretary	125,000
Declan Daly	Former Chief Financial Officer and Chief Operating Officer	—
John Maslowski	Vice President of Scientific Affairs	17,500
Laura Campbell	Vice President of Human Resources and Business Process	35,000
Karen Donhauser	Vice President of Quality	17,500

        The options issued to our named executive officers in July 2013 vest in four equal installments with the first installment on the date of grant and the remaining three installments on the following three anniversary dates after the date of grant provided the officer is still employed by us on such dates.

        The remaining options issued to our named executive officers during 2013 consisted of options to our CEO and CFO and were issued in connection with such officers entering into new employment agreements. In connection with Mr. Pernock entering into a new employment agreement with us in November 2013, he was issued options to purchase 800,000 shares of our common stock vesting in equal quarterly installments over a four-year period commencing on February 15, 2014, provided Mr. Pernock is our CEO on each vesting date. In connection with Mr. Weaver entering into a new employment agreement with us effective September 2013, he was issued options to purchase 125,000 shares vesting 31,250 shares upon the first anniversary of Mr. Weaver's execution of his employment agreement, and 93,750 shares in equal 1/12th installments quarterly over a three-year period commencing on the first anniversary of his execution date of the employment agreement, in each case provided Mr. Weaver is our CFO on each vesting date.

  Equity Grant Policies

        Commencing in 2014, annual stock option grants may be made in the first quarter of each fiscal year. These awards are discussed by the Compensation Committee who determines all elements of the executive officers' compensation for the year.

        Stock options that are granted as part of our long-term incentive program are granted with an exercise price equivalent to the closing price of our common stock on the NYSE MKT on the date of grant. Stock options that are granted to any newly hired or promoted executive officers during the course of the year must be approved by the Compensation Committee prior to extending an offer or promotion. The exercise price of stock options granted to a newly hired executive officer is set at the closing price of our common stock on the NYSE MKT on the start date of the executive officer.

        We do not currently maintain any formal policy regarding executive officer stock ownership or the hedging of economic risk related to such stock ownership nor do we have any program, plan or obligation that requires us to grant equity compensation to any executive on specified dates. The authority to make equity grants to executive officers rests with the Compensation Committee, although, as noted above, the Compensation Committee does consider the recommendations of the CEO in setting the stock option grants of our executive officers (other than the CEO).

Other Benefits and Perquisites

        We provide medical insurance, dental insurance and life insurance benefits to our employees, including our named executive officers. These benefits are available to all employees on the same terms and conditions. Our executive officers do not receive any perquisites, provided that with respect to our hiring of Mr. Weaver, we provided Mr. Weaver with a $40,000 relocation allowance. We do not sponsor any defined benefit pension plan or nonqualified deferred compensation plan or arrangement for our employees.

Agreements Providing for Change of Control and Severance Benefits

        We have employment agreements with our CEO and CFO that provide for severance payments and, with respect to our CEO, accelerated vesting benefits triggered by a change in control. For a description of these agreements and our potential payment obligations, please see "Employment Agreements" and "Potential Payments Upon Termination or Change in Control" and the related tabular disclosure below.

        When entering into employment agreements which provide for post-termination compensation, our Compensation Committee considers, among multiple factors, peer company practice and retention needs. Gains from prior equity awards are not a material consideration in setting the level of such compensation. In particular, we believe such employment agreements benefit us and our stockholders by attracting and retaining executives in a marketplace where such protections are commonly offered by our peer companies.

        We use a "double trigger" with respect to benefits that are to be provided in connection with a change of control. A change of control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated by us other than for cause or due to the executive's death or disability during a specified period after a change of control. We believe a "double trigger" benefit maximizes shareholder value because it prevents a windfall to executives in the event of a change of control in which the executive retains significant responsibility as defined in his or her individual agreement, while still providing our executives appropriate incentives to cooperate in negotiating any change of control that may put their jobs at risk. Further, we believe the severance protection offered under the employment agreements is balanced with the interests of our company and its stockholders, as the executives are bound by non-disclosure, non-competition, and non-solicitation arrangements and must execute a general release in favor of Fibrocell as a condition to receiving benefits under these agreements.

Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code (the "Code") denies a federal income tax deduction for specified compensation in excess of $1.0 million per year paid to the chief executive officer and the three other most highly paid executive officers, other than a company's chief financial officer, of a publicly traded corporation. To maintain flexibility in compensating our executive officers in a manner that promotes varying corporate goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Our Compensation Committee will continue to evaluate the effects of the executive compensation deduction limitations of Section 162(m) of the Code and to grant compensation in the future in a manner consistent with our best interests and the best interests of our stockholders.

Compensation Recovery Policy

        We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the Compensation Committee originally believed. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they received from us during the 12-month period following the first public issuance or filing (whichever first occurs) of the financial document embodying such financial reporting requirement, and any profits realized from the sale of our securities during that 12-month period.

Risk Analysis of Our Compensation Program

        Our Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. As part of its assessment, the Compensation Committee considered, among other factors, the allocation of compensation among base salary and short- and long-term compensation and our approach to establishing company-wide and individual financial, operational and other performance targets in connection with establishing our merit based performance awards.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the proxy statement.

Kelvin Moore (Chairperson)
Marc Mazur
Douglas J. Swirsky

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Officer Compensation

        The following table sets forth information regarding compensation with respect to the fiscal years ended December 31, 2013, 2012 and 2011, paid or accrued by us to or on behalf of those persons who, during the fiscal year ended December 31, 2013 served as our Chief Executive Officer or Chief Financial Officer, as well as our most highly compensated officers during the year ended December 31, 2013 (the "named executive officers").

Summary Compensation Table—2013

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	All Other Compensation ($)		Total ($)
David Pernock,	2013	454,769	—		2,344,412	—		2,799,181
Chief Executive Officer	2012	450,000	—		—	—		450,000
	2011	450,000	—		1,464,495	—		1,914,495
Gregory Weaver,	2013	96,923	—		393,788	40,000	(3)	530,711
Chief Financial Officer(2)
John Maslowski,	2013	188,000	—		61,566	—		249,566
Vice President of Scientific Affairs	2012	188,000	—		—	—		188,000
	2011	164,923	20,000		137,273	—		322,196
Laura Campbell,	2013	199,423	—		123,132	—		322,555
Vice President of Human Resources
and Business Process
Karen Donhauser,	2013	148,846	—		61,566	—		210,412
Vice President of Quality
Declan Daly,	2013	226,154	—		—	229,141	(4)	405,295
Former Chief Financial Officer	2012	300,000	—		—	—		300,000
	2011	300,000	50,000	(5)	737,435	41,297	(6)	1,128,732

(1)
Represents the full grant date fair value of the stock award or option grant, as applicable, calculated in accordance with FASB ASC Topic 718. For the purposes of making the option calculation in 2011, the following assumptions were made: (a) expected life (years)—5.5 (for the options issued to Messrs. Pernock, Daly and Maslowski); (b) volatility—61.70% (for the options issued to Mr. Maslowski and issued to Messrs. Pernock and Daly in January 2011); volatility—61.57% (for the options issued to Messrs. Pernock and Daly in April 2011); (c) dividend yield—none; and (d) discount rate—2.13% (for the options issued to Mr. Maslowski and issued to Messrs. Pernock and Daly in January 2011); discount rate—2.48% (for the options issued to Messrs. Pernock and Daly in April 2011). For the purposes of making the option calculation in 2013, the following assumptions were made: (a) expected life (years)—5.88 (for the options issued to Mr. Maslowski, Ms. Campbell and Ms. Donhauser issued in July 2013); expected life (years)—5.75 (for the options issued to Mr. Pernock in July 2013); expected life (years) 6.25 (for the options issued to Mr. Weaver in August 2013); expected life (years)—6.06 (for the options issued to Mr. Pernock in November 2013); (b) volatility—73.00% (for the options issued to Mr. Pernock, Mr. Maslowski, Ms. Campbell and Ms. Donhauser issued in July 2013); volatility—71.00% (for the options issued to Mr. Weaver in August 2013 and to Mr. Pernock in November 2013); (c) dividend yield—none; and (d) discount rate—1.57% (for the options issued to Mr. Maslowski, Ms. Campbell and Ms. Donhauser issued in July 2013); discount rate—1.53% (for the options issued to

  Mr. Pernock in July 2013); discount rate—2.00% (for the options issued to Mr. Weaver in August 2013); discount rate—1.73% (for the options issued to Mr. Pernock in November 2013).

(2)
Mr. Weaver joined the Company in September 2013.

(3)
Represents a relocation allowance.

(4)
Includes approximately $173,077 paid to Mr. Daly in connection with Mr. Daly's separation agreement (which includes severance payments and payment for unused vacation), as well approximately $50,000 in post-separation consulting fees.

(5)
Pursuant to Mr. Daly's employment agreement, Mr. Daly was entitled to receive a one-time bonus in the amount of $50,000 upon the U.S. Food and Drug Administration's approval of our Biologics License Application ("BLA") filing.

(6)
Represented a tax gross up payment.

Grants of Plan-Based Awards

        The following table presents information on equity awards granted under our 2009 Equity Incentive Plan during the year ended December 31, 2013 to our named executive officers.

Grants of Plan-Based Awards—2013

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/ Sh)	Grant Date Fair Value of Stock and Option Awards ($)
David Pernock	7/19/2013	175,000	(1)	5.49	610,202
	11/15/2013	800,000	(2)	3.40	1,734,210
Gregory Weaver	8/26/2013	125,000	(3)	4.86	393,788
John Maslowski	7/19/2013	17,500	(4)	5.49	61,566
Laura Campbell	7/19/2013	35,000	(5)	5.49	123,132
Karen Donhauser	7/19/2013	17,500	(4)	5.49	61,566
Declan Daly	—	—		—	—

(1)
Of the shares underlying the option, 43,750 shares vested on July 19, 2013 and 43,750 shares vest on each of the following three anniversary dates of the grant date.

(2)
The shares underlying the option vest in equal quarterly installments over a four-year period commencing on February 15, 2014, provided Mr. Pernock is our Chief Executive Officer on each vesting date.

(3)
The shares underlying the option vests as follows: (i) 31,250 shares on August 26, 2014; and (ii) 93,750 shares in equal 1/12th installments quarterly over a three-year period commencing on August 26, 2014, in each case provided Mr. Weaver is our Chief Financial Officer on each vesting date.

(4)
Of the shares underlying the option, 4,375 shares vested on July 19, 2013 and 4,375 shares vest on each of the following three anniversary dates of the grant date.

(5)
Of the shares underlying the option, 8,750 shares vested on July 19, 2013 and 8,750 shares vest on each of the following three anniversary dates of the grant date.

Equity Awards

        The following table sets forth certain information concerning our outstanding options for our named executive officers at December 31, 2013.

Outstanding Equity Awards At Fiscal Year-End—2013

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
David Pernock	—	800,000	(1)	3.40	11/15/2023
	43,750	131,250	(2)	5.49	7/19/2023
	60,000	—		20.50	4/8/2021
	84,000	—		15.50	1/14/2021
	66,000	—		27.00	2/1/2020
	18,000	—		18.75	9/30/2019
Gregory Weaver	—	125,000	(3)	4.86	8/26/2023
John Maslowski	4,375	13,125	(4)	5.49	7/19/2023
	13,600	—		15.50	1/14/2021
	4,000	—		18.75	10/6/2019
Laura Campbell	8,750	26,250	(5)	5.49	7/19/2023
	12,000	4,000	(6)	18.75	4/1/2021
	6,000	—		15.50	1/14/2021
Karen Donhauser	4,375	13,125	(4)	5.49	7/19/2023
	4,000	—		15.50	1/14/2021
	2,400	—		18.75	10/6/2019
Declan Daly	30,000	—		20.50	4/8/2021
	42,600	—		15.50	1/14/2021
	16,000	—		13.75	8/24/2020
	2,000	—		18.75	11/20/2019

*
The information in the table reflects the occurrence of a 1-for-25 reverse split of our common stock that occurred on April 30, 2013.

(1)
The unvested shares underlying the option vest in equal quarterly installments over a four-year period commencing on February 15, 2014, provided Mr. Pernock is our Chief Executive Officer on each vesting date.

(2)
The unvested shares underlying the option vest in three 43,750 share installments on each of the three anniversary dates of the grant date commencing.

(3)
The shares underlying the option vests as follows: (i) 31,250 shares on August 26, 2014; and (ii) 93,750 shares in equal 1/12th installments quarterly over a three-year period commencing on August 26, 2014, in each case provided Mr. Weaver is our Chief Financial Officer on each vesting date.

(4)
The unvested shares underlying the option vest in three 4,375 share installments on each of the three anniversary dates of the grant date commencing.

(5)
The unvested shares underlying the option vest in three 8,750 share installments on each of the three anniversary dates of the grant date commencing.

(6)
The unvested shares underlying the option vest in one 4,000 share installment on the last anniversary date of the grant date commencing.

        None of our named executive officers has exercised any options.

Employment Agreements

        On November 15, 2013, we entered into an employment agreement with Mr. David Pernock, which replaced our prior agreement with Mr. Pernock, pursuant to which Mr. Pernock continued to serve as our Chief Executive Officer for an initial term ending December 31, 2016, which may be renewed for an additional one-year term by mutual agreement. The agreement provides for an annual salary of $490,000. Commencing in 2014, Mr. Pernock is entitled to receive an annual bonus payable subsequent to the issuance of our final audited financial statements, but in no case later than 120 days after the end of our most recently completed fiscal year. The final determination on the amount of the annual bonus will be made by our Compensation Committee, based on criteria established by the Compensation Committee. The targeted amount of the annual bonus shall be 60% of Mr. Pernock's base salary, although the actual bonus may be higher or lower.

        Under the agreement, Mr. Pernock was granted a ten-year option to purchase 800,000 shares of our common stock at an exercise price per share equal to the closing price of our common stock on the date of execution of his employment agreement, or November 15, 2013. The options vest in equal quarterly installments over a four-year period commencing on February 15, 2014, provided Mr. Pernock is our Chief Executive Officer on each vesting date. The vesting of all options set forth above shall accelerate upon a "change in control" as defined in the agreement, provided Mr. Pernock is employed by us within 60 days prior to the date of such change in control.

        If Mr. Pernock's employment is terminated at our election at any time, for reasons other than death, disability, cause, a voluntary resignation or in the context of either party giving notice of non-renewal of the agreement, or by Mr. Pernock for good reason, Mr. Pernock shall be entitled to receive severance payments equal to twelve months of Mr. Pernock's base salary and of the premiums associated with continuation of Mr. Pernock's benefits pursuant to COBRA to the extent that he is eligible for them following the termination of his employment; provided that if anytime within eighteen months after a change in control either (i) Mr. Pernock is terminated, at our election at any time, for reasons other than death, disability, cause, voluntary resignation or in the context of either party giving notice of non-renewal of the agreement, or (ii) Mr. Pernock terminates his employment for good reason, Mr. Pernock shall be entitled to receive severance payments equal to: (1) two years of Mr. Pernock's base salary, (2) Mr. Pernock's most recent annual bonus payment, and (3) the premiums associated with continuation of Mr. Pernock's benefits pursuant to COBRA to the extent that he is eligible for them following the termination of his employment for a period of one year after termination. All severance payments shall be made in a lump sum 45 days following such termination, provided Mr. Pernock has executed and delivered to us (and not revoked) a general release. For purposes of the agreement, "cause" for termination shall mean that Mr. Pernock: (A) pleads "guilty" or "no contest" to or is convicted of an act which is defined as a felony under federal or state law or the indictment of, or the bringing of formal charges against him on charges involving criminal fraud or embezzlement; (B) in carrying out his duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) engages in any conduct that may cause harm to our reputation; or (D) materially breaches any term of his employment agreement. For purposes of the agreement, "good reason," means: (i) if the board of directors or that of any successor entity, fails to appoint or reappoint Mr. Pernock or removes Mr. Pernock as Chief Executive Officer; or (ii) if Mr. Pernock is assigned any duties materially inconsistent with the duties or responsibilities of the Chief Executive

Officer or any other action by us that results in a material diminution in such position, authority, duties, or responsibilities. During the term of the agreement, and, if severance payments are being made, until 12 months thereafter, Mr. Pernock has agreed not to compete with us after termination of his employment.

        On August 26, 2013, we entered into an employment agreement with Mr. Gregory Weaver pursuant to which Mr. Weaver agreed to serve as our Chief Financial Officer, Senior Vice President, Treasurer and Corporate Secretary commencing September 3, 2013 for an initial term ending August 26, 2015, which may be renewed for an additional one-year term by mutual agreement. The agreement provides for an annual salary of $300,000. Commencing in 2014, Mr. Weaver is entitled to receive an annual bonus payable subsequent to the issuance of our final audited financial statements, but in no case later than 120 days after the end of our most recently completed fiscal year. The final determination on the amount of the annual bonus will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee. The targeted amount of the annual bonus shall be 35% of Mr. Weaver's base salary, although the actual bonus may be higher or lower. In addition, we agreed to pay Mr. Weaver a relocation allowance of $40,000.

        Under the agreement, Mr. Weaver was granted a ten-year option to purchase 125,000 shares of our common stock at an exercise price per share equal to the closing price of our common stock on the date of execution of his employment agreement. The options vest as follows: (i) 31,250 shares upon the first anniversary of Mr. Weaver's execution of the agreement, provided Mr. Weaver is our Chief Financial Officer on such date; and (ii) 93,750 shares in equal 1/12th installments quarterly over a three-year period commencing on the first anniversary of the execution date of the agreement, provided Mr. Weaver is our Chief Financial Officer on each vesting date.

        If Mr. Weaver's employment is terminated at our election at any time, for reasons other than death, disability, cause or a voluntary resignation, Mr. Weaver shall be entitled to receive severance payments equal to nine months of Mr. Weaver's base salary. For purposes of Mr. Weaver's agreement, "cause" for termination mean that Mr. Weaver: (A) pleads "guilty" or "no contest" to, or is convicted of an act which is defined as a felony under federal or state law, or is indicted or formally charged with acts involving criminal fraud or embezzlement; (B) in carrying out his duties, engages in conduct that constitutes negligence or willful misconduct; (C) engages in any conduct that may cause harm to our reputation; or (D) materially breaches any term of the employment agreement. If severance payments are being made, Mr. Weaver has agreed not to compete with us until nine months after the termination of his employment.

Potential Payments on Termination or Change in Control

        As discussed above in "Employment Agreements," we have provided Messrs. Pernock and Weaver certain benefits if we terminate their employment with us or upon a change of control of the company. We do not have any termination or change in control agreements or arrangements with our other named executive officers, provided that we entered into a separation agreement with Mr. Daly in 2013, which is described below.

        The following table sets forth estimated compensation that would have been payable to or received by Messrs. Pernock and Weaver as severance or upon a change in control of our company under various scenarios described in each of their employment agreements, assuming the termination triggering severance payments or a change in control took place on December 31, 2013:

Name and triggering event(1)	Severance payments ($)		Accelerated vesting of stock options ($)(2)	Other benefits ($)(3)	Total ($)
David Pernock
Termination without cause or for good reason (not in connection with a change in control)	490,000		—	11,900	501,900
Termination without cause or for good reason (within 18 months after a change in control)	980,000	(4)	528,000	11,900	1,519,900
Gregory Weaver
Termination without cause (regardless of whether a change in control is present)	225,000		—	—	225,000

(1)
Please see "Employment Agreements" above for a description of the definition of "cause" and "good reason" for Messrs. Pernock and Weaver.

(2)
Amounts shown represent the value of stock options based on the difference between the exercise price of the options and $4.06, which was the closing price of our common stock on the NYSE MKT on December 31, 2013.

(3)
Amounts shown reflect payments based on estimated cost of premiums associated with continuation of benefits pursuant to COBRA to the extent that such officer is eligible for them following the termination of his employment for a period of twelve months.

(4)
Mr. Pernock would also be entitled to the payment of his most recent annual bonus. Mr. Pernock did not receive an annual bonus during the previous year.

Declan Daly Separation Agreement

        On June 28, 2013, we and Declan Daly, our former Chief Financial Officer, entered into an employment transition letter pursuant to which Mr. Daly agreed to remain as our Chief Financial Officer until we named a successor or until September 30, 2013, whichever occurred sooner. In addition, Mr. Daly agreed to provide us with transition services until November 30, 2013 as an independent consultant. During the transition period, Mr. Daly continued to receive his then base salary until September 30, 2013 and was paid a consulting fee from October 1, 2013 until November 30, 2013. Pursuant to the employment transition letter, Mr. Daly was permitted to exercise any options to purchase our common stock that had vested as of September 30, 2013 until the option expiration date. Immediately following the cessation of Mr. Daly's services as an employee, we and Mr. Daly entered into a Separation and General Release Agreement (the "Separation Agreement") pursuant to which, among other items, Mr. Daly generally released us from any claims he may have had against us or our affiliates. Upon execution of the Separation Agreement, we paid Mr. Daly $173,077 and we agreed to pay Mr. Daly's medical insurance and life insurance premiums for a period of eighteen months, as well approximately $50,000 in post-separation consulting fees.

Pension Benefits

        None of our named executives participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

        None of our named executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Director Compensation

        In July 2013, our board of directors approved a revised compensation program for its non-employee board members pursuant to which, effective August 1, 2013:

  •
  each non-employee member of the board of directors will receive annualized compensation of $45,000;

  •
  the lead independent director will receive annualized compensation of $15,000;

  •
  the chair of the audit committee of the board of directors will receive annualized compensation of $14,000 and all other members of the committee will receive annualized compensation of $7,000;

  •
  the chair of the compensation committee of the board of directors will receive annualized compensation of $10,000 and all other members of the committee will receive annualized compensation of $5,000; and

  •
  the chair of the nominating and corporate governance committee of the board of directors will receive annualized compensation of $7,000 and all other members of the committee will receive annualized compensation of $3,000.

        The following table sets forth the total compensation earned by our non-employee directors in 2013:

Director Compensation Table—2013

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Kelvin Moore	56,667	95,077	151,744
Marc Mazur	54,667	95,077	149,744
Marcus Smith	48,333	78,917	127,250
Julian Kirk	48,333	78,917	127,250
Christine St.Clare	42,691	95,077	137,768
Douglas Swirsky	40,430	96,197	136,627

(1)
Represents the full grant date fair value of the option grant calculated in accordance with FASB ASC Topic 718. For the purposes of making the option calculation, the following assumptions were made: (a) expected life (years)—5.25; (b) volatility—68.50% (for the options issued to Mr. Moore, Mr. Mazur, and Ms. St.Clare in February 2013 and to Mr. Swirsky in March 2013); volatility—71.00% (for the options issued to Mr. Moore, Mr. Mazur, Ms. St.Clare, Mr. Swirsky, Mr. Smith and Mr. Kirk in July 2013); (c) dividend yield—none; and (d) discount rate—0.86% (for the options issued to Mr. Moore, Mr. Mazur, and Ms. St.Clare in February 2013); discount rate—0.76% (for the options issued to Mr. Swirsky in March 2013); discount rate—1.38% (for the options issued to Mr. Moore, Mr. Mazur, Ms. St.Clare, Mr. Swirsky, Mr. Smith and Mr. Kirk in July 2013).

(2)
As of December 31, 2013, we had granted the following option awards to our non-executive directors who served as directors during 2013 (reflecting the occurrence of a 1-for-25 reverse split of our common stock that occurred on April 30, 2013):

Name	Option Awards	Exercise Price
Kelvin Moore	24,000	$5.49
	8,000	$3.50
	8,000	$15.50
	8,000	$18.75

Total	48,000
Marc Mazur	24,000	$5.49
	8,000	$3.50
	8,000	$15.50
	8,000	$26.00

Total	48,000
Marcus Smith	24,000	$5.49
	8,000	$5.00

Total	32,000
Julian Kirk	24,000	$5.49
	8,000	$5.00

Total	32,000
Christine St.Clare	24,000	$5.49
	8,000	$3.50

Total	32,000
Douglas Swirsky	24,000	$5.49
	8,000	$3.75

Total	32,000

Compensation Committee Interlocks and Insider Participation

        No member of our Compensation Committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

RELATED PARTY TRANSACTIONS

        In June 2013, we entered into an amendment to our Exclusive Channel Collaboration Agreement with Intrexon Corporation ("Intrexon") that governs a "channel collaboration" arrangement. On such date, we also entered into a stock issuance agreement with Intrexon pursuant to which we agreed to issue to Intrexon 1,243,781 of our common stock as partial consideration for the execution and delivery of the amendment to the Exclusive Channel Collaboration Agreement.

        On January 10, 2014, we and Intrexon entered into a second amendment to our Exclusive Channel Collaboration Agreement. In connection with the execution of the second amendment, on January 10, 2014, we entered into a separate supplemental stock issuance agreement with Intrexon pursuant to which we issued to Intrexon 1,024,590 shares of our common stock as partial consideration for the execution and delivery of the second amendment to the Exclusive Channel Collaboration Agreement.

        Messrs. Smith and Kirk are employees of Third Security, LLC, which manages and is under common control with our largest shareholder, NRM VII Holdings I, LLC. Each of Third Security, LLC and NRM VII Holdings I, LLC are controlled by Randal J. Kirk. Intrexon is an affiliate of Randal J. Kirk.

Approval Policy for Related Party Transactions

        Pursuant to our Audit Committee charter adopted in April 2013, our Audit Committee is responsible to review, approve and oversee any transaction between us and any related person (as defined in Item 404 of Regulation S-K). In approving or rejecting the proposed agreement, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion. Prior to the creation of our Audit Committee in March 2013, our full Board of Directors was responsible for reviewing, approving and overseeing transactions between us and any related party.

PROPOSAL 1:
ELECTION OF DIRECTORS

        Our certificate of incorporation provides that the Board of Directors be divided into three classes. Each director serves a term of three years. At each annual meeting, the stockholders elect directors for a three-year term and each director holds office for the term for which elected or until his or her successor is duly elected.

        The Board of Directors currently consists of seven members: David Pernock, Kelvin Moore, Marc Mazur, Marcus Smith, Julian Kirk, Christine St.Clare and Douglas J. Swirsky. At the Annual Meeting, the stockholders will be asked to elect our two Class II directors, Marcus Smith and Julian Kirk. The Board has nominated, upon the recommendation of the Nominating and Corporate Governance Committee, Messrs. Smith and Kirk each to serve a three-year term expiring at our 2017 annual meeting. The directors elected will hold office until their respective successors have been elected and qualified. We expect each nominee for election as a director at the Annual Meeting to be able to serve if elected. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominees and for such substitute nominee as may be selected by the Board of Directors. With respect to our continuing directors, the term of Mr. Mazur, Ms. St.Clare and Mr. Swirsky, our Class I directors, will expire at our 2016 annual meeting and the term of Messrs. Pernock and Moore, our Class III directors, will expire at our 2015 annual meeting.

        Biographical information for our directors is provided above in the section entitled "Information About Directors and Executive Officers."

        The persons named in the proxy will vote FOR each of these nominees, except where authority has been withheld as to a particular nominee.

Vote Required and Recommendation of the Board of Directors

        A plurality of the eligible votes cast is required to elect director nominees, and as such, the two nominees who receive the greatest number of votes cast by stockholders, entitled to vote at the meeting, will be elected. A nominee who receives a plurality means he or she has received more votes than any other nominee for the same director's seat. Broker non-votes will have no effect on this proposal. The Board recommends that stockholders vote FOR each of the two nominees for election to our Board of Directors.

PROPOSAL 2:
TO APPROVE AN AMENDMENT TO THE COMPANY'S EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN FROM 2,600,000 TO 5,600,000 SHARES

General

        Our Board of Directors unanimously approved and recommended for adoption by the stockholders an amendment to our 2009 Equity Incentive Plan, as amended (the "Plan") to increase the number of shares of common stock reserved for issuance under the Plan from 2,600,000 to 5,600,000. A copy of the Plan is attached as Annex A to this Proxy Statement. The statements contained in this proxy statement concerning the terms and provisions of the Plan are summaries only and are qualified in their entirety by reference to the full text of the Plan. As of the Record Date, we had 508,280 shares of common stock available for issuance under the Plan.

        We have developed this Plan to permit us to grant awards in the form of incentive stock options, as defined in Section 422 of the Code, as well as options which do not so qualify, called non-qualified stock options, stock units, stock awards, stock appreciation rights, and other stock-based awards. The purpose of the Plan is to promote the interests of Fibrocell, and to motivate, attract and retain the services of the people upon whose efforts and contributions our success depends. Accordingly, our Board believes it is necessary to have sufficient shares reserved and allocated to the Plan to permit the grant of incentive awards from time to time to selected individuals eligible to participate in the Plan.

        We have developed this Plan to align the interests of (a) our and our subsidiaries' designated employees, (b) the non-employee members of our Board of Directors and (c) our and our subsidiaries' consultants and key advisors with the interests of our stockholders and to provide incentives for such persons to exert maximum efforts for our success. We believe that the Plan will encourage the participants to contribute materially to our growth, thereby benefiting our stockholders, and will align the economic interests of the participants with those of our stockholders. In addition, we believe the Plan benefits us and our stockholders by making it possible for us to attract and retain the best available talent as we are in an important phase of our development. There are approximately 56 persons currently eligible to participate in the Plan.

        The increase of 3,000,000 shares of common stock available for grant under the Plan will result in additional potential dilution of our outstanding common stock. The increase of shares of common stock available under the Plan, when taken together with the shares currently available for grant under the Plan, represents an amount of shares equivalent to 8.6% of our outstanding shares of common stock as of the Record Date.

        The Plan is not subject to the provisions of the Employment Retirement Income Security Act and is not a "qualified plan" within the meaning of Section 401 of the Code.

Administration

        The Plan is administered by the Compensation Committee of our Board of Directors. The Compensation Committee has exclusive discretion to select the participants who will receive awards under the Plan (each a "Participant") and to determine the type, size and terms of each award. The Compensation Committee will also make all other determinations that it decides are necessary or desirable in the interpretation and administration of the Plan.

Shares Subject to the Plan

        The proposed amendment will increase the number of shares that may be issued under the plan by 3,000,000 shares, for a total of 5,600,000 shares, subject to adjustment to prevent the dilution or enlargement of rights from stock dividends, stock splits, recapitalization or similar transactions.

Awards under the Plan

        Under the Plan, the Compensation Committee may grant awards in the form of incentive stock options ("Incentive Stock Options"), as defined in Section 422 of the Code, as well as options which do not so qualify ("Nonqualified Stock Options"), stock units, stock awards, stock appreciation rights ("SARs") and other stock-based awards. We refer to Incentive Stock Options and Nonqualified Stock Options as "Options."

        Options.    The duration of any Option shall be within the sole discretion of the Compensation Committee; provided, however, that any Incentive Stock Option granted to a 10% or less stockholder or any Nonqualified Stock Option shall, by its terms, be exercised within ten years after the date the Option is granted and any Incentive Stock Option granted to a greater than 10% stockholder shall, by its terms, be exercised within five years after the date the Option is granted. The price at which each share of common stock subject to an Option shall be determined by the Board of Directors; provided, however, that the price for an Option (including Incentive Stock Options or Nonqualified Stock Options) will be equal to, or greater than, the fair market value of a share of common stock on the date the Option is granted, and further provided that Incentive Stock Options may not be granted to an employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in section 424 of the Code, unless the price per share is not less than 110% of the fair market value of the common stock on the date of grant.

        Stock Units.    The Compensation Committee may grant stock units to an employee, consultant or non-employee director, upon such terms and conditions as the Compensation Committee deems appropriate under the Plan. Each stock unit shall represent the right of the Participant to receive a share of common stock or an amount based on the value of a share of common stock.

        Stock Awards.    The Compensation Committee may issue shares of common stock to an employee, consultant or non-employee director under a stock award, upon such terms and conditions as the Compensation Committee deems appropriate under the Plan. Shares of common stock issued pursuant to stock awards may be issued for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Compensation Committee. The Compensation Committee may establish conditions under which restrictions on stock awards shall lapse over a period of time or according to such other criteria as the Compensation Committee deems appropriate, including restrictions based upon the achievement of specific performance goals.

        SARs and Other Stock-Based Awards.    SARs may be granted to an employee, non-employee director or consultant separately or in tandem with an Option. SARs may be granted in tandem either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the date of the grant of the Incentive Stock Option. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of common stock that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the common stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of common stock. The stock appreciation for an SAR is the amount by which the fair market value of the underlying common stock on the date of exercise of the SAR exceeds the base amount of the SAR. The Compensation Committee shall determine whether the stock appreciation for an SAR shall be paid in the form of shares of common stock, cash or a combination of the two.

        Other awards may be granted that are based on or measured by common stock to employees, consultants and non-employee directors, on such terms and conditions as the Compensation Committee deems appropriate. Other stock-based awards may be granted subject to achievement of performance goals or other conditions and may be payable in common stock or cash, or in a combination of the two.

        Qualified Performance-Based Compensation.    The Compensation Committee may determine that stock units, stock awards, SARs or other stock-based awards granted to an employee shall be considered "qualified performance-based compensation" under section 162(m) of the Code.

Federal Income Tax Consequences

        The federal income tax discussion set forth below is intended for general information only. State and local income tax consequences are not discussed, and may vary from locality to locality. The federal income tax consequences arising with respect to awards granted under the Plan will depend on the type of the award. The following provides only a general description of the application of current federal income tax laws to certain awards under the Plan.

        Incentive Stock Options.    A Participant is not taxed for regular federal income tax purposes at the time an Incentive Stock Option is granted but on exercise, the excess of the fair market value of the shares received over the Option exercise price will be taken into account for the alternative minimum tax. The tax consequences upon exercise and later disposition depend upon whether the Participant was an employee of the Company or its subsidiary at all times from the date of grant until three months preceding exercise (one year in the case of death or disability) and on whether the Participant holds the shares for more than one year after exercise and two years after the date of grant of the Option. If the Participant satisfies both the employment rule and the holding period rule, for regular tax purposes the Participant will not realize income upon exercise of the Option and the Company will not be allowed an income tax deduction at any time. The difference between the Option exercise price and the amount realized upon disposition of the shares by the Participant will constitute a long-term capital gain or a long-term capital loss, as the case may be. Neither the employment rule nor the holding period rule will apply to the exercise of an Option by the estate of a Participant, provided that the Participant satisfied the employment rule as of the date of such Participant's death. If the Participant meets the employment rule but fails to observe the holding period rule (a "Disqualifying Disposition"), the Participant generally recognizes as ordinary income, in the year of the Disqualifying Disposition, the excess of the fair market value of the shares at the date of exercise over the Option exercise price. Any excess of the sales price over the fair market value at the date of exercise will be recognized by the Participant as capital gain (long-term or short-term depending on the length of time the stock was held after the Option was exercised). If, however, the sales price is less than the fair market value at the date of exercise, then the ordinary income recognized by the Participant is generally limited to the excess of the sales price over the Option exercise price. In the event of a Disqualifying Disposition, the Company will be entitled to a tax deduction in the amount of ordinary income recognized by the Participant.

        Nonqualified Stock Options.    A Participant who is granted a Nonqualified Stock Option will not realize taxable income at the time the Option is granted. In general, a Participant will be subject to tax for the year of exercise on an amount of ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the Option exercise price, and the Company will receive a corresponding deduction. Income tax withholding requirements apply upon exercise. The Participant's basis in the shares so acquired will be equal to the Option exercise price plus the amount of ordinary income upon which he is taxed. Upon subsequent disposition of the shares, the Participant will realize capital gain or loss, long-term or short-term, depending upon the length of time the shares are held after the Option is exercised.

        Different consequences may apply for a Participant subject to the alternative minimum tax.

        Withholding.    The Company shall have the right to reduce the number of shares of common stock deliverable pursuant to the Plan by an amount which would have a fair market value equal to the amount of all federal, state and local taxes required to be withheld, based on the tax rates then in effect or the tax rates that the Company reasonably believes will be in effect for the applicable tax year, or to deduct the amount of such taxes from any cash payment to be made to a Participant, pursuant to the Plan or otherwise.

New Plan Benefits

        It is not possible to predict the individuals who will receive future awards under the Plan or the number of shares of common stock covered by any future award because such awards are wholly within the discretion of the Compensation Committee. The last reported sales price of the common stock underlying the Plan on April 22, 2014 was $4.34.

Equity Compensation Plan Information

        The following table sets forth information regarding our equity compensation plans as of December 31, 2013 (reflecting the occurrence of a 1-for-25 reverse split of our common stock that occurred on April 30, 2013):

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,878,720		$8.14	721,280
Equity compensation plans not approved by security holders	190,000	(1)	$5.86	—
Total	2,068,720		$7.93	721,280

(1)
Consists of 24,000 shares and 166,000 underlying options issued to consultants outside of the 2009 Equity Incentive Plan, which have an exercise price of $18.75 per share and $4.00 per share, respectively.

Termination or Amendment of the Plan

        Our Board of Directors may at any time terminate the Plan or make such amendments thereto as it shall deem advisable and in our best interests, without action on the part of our stockholders unless such approval is required pursuant to applicable law; provided, however, that no such termination or amendment shall, without the consent of the individual to whom any Option shall have been granted, affect or impair the rights of such individual under such Option. Pursuant to Section 422(b)(2) of the Code, no Incentive Stock Option may be granted pursuant to this Plan more than ten years from the date the Plan is adopted or the date the Plan is approved by our stockholders, whichever is earlier.

Vote Required and Recommendation of the Board of Directors

        The approval of Proposal 2 requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Broker non-votes will not be taken into account in determining the outcome of the proposal, and abstentions will be counted as votes against the proposal. The Board recommends that stockholders vote FOR the amendment to Fibrocell Science, Inc.'s 2009 Equity Incentive Plan.

 PROPOSAL 3:
TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit Committee has selected BDO USA, LLP, or BDO, as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2014. Our stockholders are being asked to ratify this appointment. In the event that ratification of this selection of auditors is not approved by the stockholders, we will reassess our selection of auditors. Representatives of BDO are expected to be present at the Annual Meeting, will be available to respond to appropriate questions, and will have the opportunity to make a statement at the Annual Meeting.

        Aggregate fees for professional services rendered by BDO for the respective services for the fiscal years ended December 31, 2013 and 2012 were as follows:

	2013	2012
Audit fee	$349,870	$164,340
Audit-related fees	—	—
Tax fees	$27,080	$19,230
All other fees	—	—

TOTAL	$376,950	$183,570

Audit Fees

        Audit fees represent the aggregate fees billed for professional services rendered by BDO for the audit of our annual financial statements, review of financial statements included in our quarterly reports, review of registration statements or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years. Beginning in 2013, these audit fees also included BDO's audit of our internal controls over financial reporting.

Audit-Related Fees

        Audit-related fees represent the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit Fees. There were no such fees in either fiscal 2012 or fiscal 2013.

Tax Fees

        Tax fees represent the aggregate fees billed for professional services rendered by our principal accountants for tax compliance, tax advice, and tax planning for such years.

All Other Fees

        All other fees represent the aggregate fees billed for products and services other than the services reported in the other categories. There were no such fees in either fiscal 2012 or fiscal 2013.

Audit Committee Pre-Approval Policies and Procedures

        The Audit Committee on an annual basis reviews audit and non-audit services performed by the independent auditors. All audit and non-audit services are pre-approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the auditors' independence.

Vote Required and Recommendation of the Board of Directors

        The approval of Proposal 3 requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Broker non-votes will not be taken into account in determining the outcome of the proposal, and abstentions will be counted as votes against the proposal. The Board recommends that stockholders vote FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

 AUDIT COMMITTEE REPORT

        The Company established its Audit Committee in March 2013. Prior to March 2013, the entire Board of Directors oversaw the Company's financial reporting process. The Company's management is responsible for preparing the Company's financial statements, implementing and maintaining systems of internal control, and the independent auditors are responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles in the United States of America. The Audit Committee is responsible for overseeing the conduct of these activities by the Company's management and the independent auditors.

        In fulfilling its responsibilities, the Audit Committee appointed BDO USA, LLP, an independent registered public accounting firm, as the Company's independent auditors for the 2013 fiscal year. During 2013, the Audit Committee reviewed and discussed with the independent auditors the overall scope and specific plans for their audit.

        In connection with the Company's Form 10-K, as amended, the Audit Committee reviewed and discussed with the independent auditors and with management the Company's audited consolidated financial statements and the adequacy of its internal control over financial reporting. The Audit Committee met with the independent auditors, without management present, to discuss the results of the independent auditors' audit and the overall quality of the Company's financial reporting. The meeting was also designed to facilitate any desired private communication between the Audit Committee and the independent auditors.

        The Audit Committee discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vo1. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent accountants' communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors' independence.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's annual report on Form 10-K/A for the fiscal year ended December 31, 2013, as filed with the SEC on June 2, 2014.

Christine St.Clare (Chairperson)
Marc Mazur
Douglas J. Swirsky

 AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

        A copy of our 2013 Annual Report on Form 10-K, as amended, has been mailed concurrently with this proxy statement to stockholders entitled to notice of and to vote at the Annual Meeting, provided that we have not included the exhibits to the Form 10-K, as amended,. We will provide copies of these exhibits upon request by eligible stockholders, provided that we may impose a reasonable fee for providing such exhibits, which is limited to our reasonable expenses. Requests for copies of such exhibits or the amount of the fee payable should be mailed to Fibrocell Science, Inc., 405 Eagleview Blvd., Exton, Pennsylvania 19341, Attention: Corporate Secretary.

 OTHER PROPOSED ACTION

        Our Board of Directors does not intend to bring any other matters before the Annual Meeting, nor does it know of any matters which other persons intend to bring before the Annual Meeting. If, however, other matters not mentioned in this proxy statement properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with the recommendation of the Board of Directors.

STOCKHOLDER PROPOSALS AND SUBMISSIONS

        In order to be eligible for inclusion in our proxy statement and form of proxy for our 2014 Annual Meeting, a proposal of a stockholder, including the submission of a stockholder nominee for election to our Board of Directors, must be received at our principal executive offices located in Exton, Pennsylvania no later than January 16, 2015 (the "Deadline"). For any proposal that a stockholder wishes to propose for consideration at the 2014 Annual Meeting but does not wish to include in the proxy materials for that meeting, our Amended and Restated Bylaws require a notice of the proposal to be delivered not less than 120 days prior to the anniversary of the mailing date of our proxy materials for the preceding annual meeting of stockholders. The notice of the proposal also must comply with the content requirements for such notices set forth in our Amended and Restated Bylaws

        Whether or not you expect to be present at the Annual Meeting, please sign and return the enclosed proxy promptly. Your vote is important. If you are a stockholder of record and attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at any time prior to the vote.

By Order of the Board of Directors FIBROCELL SCIENCE, INC.
/s/ DAVID PERNOCK David Pernock Chairman of the Board and Chief Executive Officer

Exton, Pennsylvania
June 2, 2014

FIBROCELL SCIENCE, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
June 20, 2014

The undersigned stockholder acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated June 20, 2014, and hereby appoints David Pernock and Gregory Weaver, or either of them, proxies for the undersigned, each with full power of substitution, to vote all of the undersigned's shares of common stock of Fibrocell Science, Inc. (the "Company") at the Annual Meeting of Stockholders of the Company to be held at 405 Eagleview Blvd., Exton, Pennsylvania 19341, on June 20, 2014 at 8:30 a.m., local time, and at any adjournments or postponements thereof.

1.	☐ For All ☐ Withhold All ☐ For All Except			The Board of Directors has nominated the following two persons for election as directors of the Company: Marcus Smith and Julian Kirk. Their term will expire at the 2017 Annual Meeting of Stockholders, or until their successors are duly elected and qualified.
2.	☐ For	☐ Against	☐ Abstain	To approve the amendment to the Company's 2009 Equity Incentive Plan to increase the number of shares authorized to be issued under the Plan from 2,600,000 to 5,600,000.
3.	☐ For	☐ Against	☐ Abstain	To ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the year ending December 31, 2014.
4.				In their discretion, upon such other matters as may properly come before the meeting.

The board of directors recommends a vote FOR the nominees and proposal above and if no specification is made, the shares will be voted for such nominees and proposal.

Dated	2014

Stockholder's Signature

Stockholder's Signature

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 59 MAIDEN LANE, NEW YORK, NEW YORK 10038. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES SET FORTH IN PROPOSAL 1, FOR THE PROPOSAL SET FORTH IN ITEM 2 AND 3 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 4. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.